UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                FORM 10

               GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of The Securities Exchange Act
                                of 1934

                    Lincoln Floorplanning Co., Inc.
         (Exact name of registrant as specified in its charter)


                Nevada                        22-3969766
         (State of Incorporation)     (IRS Employer ID Number)

     1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114
         (Address of principal executive offices and Zip Code)

    Registrants telephone number, including area code (386) 258-1678

        Securities to be registered pursuant to 12(b) of the Act:

          Title of each class        Name of each exchange on which
          to be so registered        each class to be registered

              Not Applicable             Not Applicable

       Securities to be registered pursuant to 12(g) of the Act:

           Title of each class       Name of each exchange on which
           to be so registered       each class to be registered

     Common Stock, Par Value $0.001      Not applicable

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer, mon-accelerated filer, and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer                         Accelerated filer
Non-accelerated filer                           Smaller reporting company    XX
   (Do not check if a smaller reporting company)

Table of Contents



ITEM 1.   BUSINESS                                                           3
          WHERE YOU CAN FIND ADDITIONAL INFORMATION                          3
ITEM 1A.  RISK FACTORS                                                       5
ITEM 2    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION          9
ITEM 3.   PROPERTY                                                          15
ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT    15
ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS                                  17
ITEM 6.   EXECUTIVE COMPENSATION                                            20
ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                    21
ITEM 8.   LEGAL PROCEEDINGS                                                 22
ITEM 9.   MARKET PRICE OF, AND DIVIDENDS OF, THE REGISTRANT'S COMMON EQUITY
          AND RELATED STOCKHOLDER MATTERS.                                  23
ITEM 10.  RECENT SALES OF UNREGISTERED STOCK                                23
ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED           23
ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                         24
ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                       29
ITEM 14.  CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND
          FINANCIAL DISCLOSURE                                              43
          SIGNATURES                                                        44
          EXHIBIT 23.1                                                      50
          EXHIBIT 3.(ii)                                                    52
          EXHIBIT 3.(i)                                                     51






                           [Intentionally Left Blank]

ITEM 1.  BUSINESS


WHERE YOU CAN FIND ADDITIONAL INFORMATION

At the same time the Company filed this Form 10 it has also filed an S-1 Registration Statement seeking registration of 5,065,000 shares of its common stock. The S-1 Registration will include some of those shares of the Companys stock which have been sold pursuant to Regulation D (Rule 504).

For further information about the Company and the common stock registered hereby, we refer you also to the S-1 registration statement and the exhibits and schedules attached thereto. You may read and copy this information at the Public Reference Room of the SEC, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

The Company

Lincoln Floorplanning Co., Inc., a Nevada Corporation formed on September 25, 2007, (hereinafter referred to as the ("Company") plans to provide Floor Plan Financing to used car dealerships in North Carolina (initially) at interest rates and fees competitive in the market place for this type of financing. The Company has never been in bankruptcy or receivership. The Company is a new venture. It cannot commence operations until sufficient capital is raised.

The Company's executive office is located at 1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114. The telephone number is (386) 258-1678, and the fax number is (386)258-1677.

The Company cannot conduct its business until such time as capital is raised for operations. The mailing address is 1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114.

Narrative Description of the Business

The Company intends to conduct Floor Plan Financing to used car dealerships in North Carolina initially and to other dealers in Florida, Georgia and South Carolina eventually.

Presently the Corporate President, Timothy L. Kuker and the Corporate Treasurer, Steven G. Salmond, are performing management functions.

See Item 2 for more details of the Companys Plan of Operation.

Number of Employees

The Company intends to operate for the foreseeable future with only one full time and two part time employees.

Sales and Marketing Strategy

The Company Strategy is to market to smaller dealers, auto auctions, and independent used auto dealerships where larger banking and financial institutions are not interested. Approximately 4,000 potential customers meeting this description exist in the states of North Carolina, South Carolina, Georgia, and Florida. The Company will fund floor planning of inventory and secondary financing to the purchasers of used cars from dealers using the Company as their floor plan financer using its own equity funding and funding from financial institutions with which it has established a relationship. The Companys software mandates strict underwriting and customer approval procedures. Management believes the Companys floor planning program will quickly recapture each cash outlay, thus building capital over the short term.

The Companys strategy will allow it to rely on many small customers rather than on a few major customers.

Other than the software developed by the Company, the Company will have no patents, copy written assets, or any other contractual type arrangements except with its dealer customers. The only governmental license needed by the Company in North Carolina is an occupational license. Various other licenses will be needed as the Company expands operations into other States.

The Company will not be subject to any environmental regulations.

Facilities

The Company rents office space from a shareholder at 1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114.

ITEM 1A.  RISK FACTORS

THE SHARES ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS IN THE SHARES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS REGISTRATION STATEMENT.

Specific Risks Affecting Us:

A portion of our business depends upon obtaining and maintaining required licenses. Of the four states that Lincoln Floorplanning Co. Inc. intends on doing business in, differences in licensing and permits per state exist.
Florida requires a sales to sales finance license that annually renews for $175. North Carolina requires a privilege license through the Department of Revenue that renews annually for $250. Georgia and South Carolina having similar licensing. All states require a Certificate of Authority through The Secretary of State office with a one time filing fee. North Carolina's being a one time $250 fee. Each operating office (in addition to previously listed fees) will be required to obtain local county/city business privilege, operating license or occupational license.

All such licenses are subject to audit by the relevant government agency. Any failure to obtain or maintain required licenses could result in the termination of certain of proposed operations.

We are in a competitive industry with well financed competitors.

Economic conditions causing the sale of used cars to diminish significantly.

More General Types of Risks Affecting Us:

Development Stage Company.

Lincoln is in a development stage. Lincoln may be reliant upon additional funding to commence operations and expand its business. If Lincoln cannot obtain more working capital operations may not commence or if commenced may be limited. Although Lincoln has not explored alternate sources of funding, additional sources of funding may be a PIPE or debt financing guarantedd by Management.

Uncertainty of Significant Assumptions.

Lincolns plans for financing and implementing its business operations and the projection of Lincolns potential for profitability from its intended operations are based on the experience, judgment and certain assumptions of management, upon certain available information concerning the market for used car floor plan financing. Lincolns plans are based on the following assumptions: That all Shares in the offering will be sold; and that Lincoln will be successful in adhering to its planned formula for growth by obtaining enough customers for its services to allow probability.

Competition.

Major competitors known throughout the industry consist of major banking facilities such as Bank of America, GMAC, and Chase Bank. Some of the smaller floorplan finance companies like Auto Use, DSC, or Flex Funding will also be competitors. The customer base that Lincoln intends to market to will limit the impact of the previously listed competitors.

Uncertainty of Adequacy of Financial Resources.

If Lincoln is unable to generate adequate operating income in a timely fashion, it may be necessary to obtain additional financing to develop planned operations. If Lincoln cannot obtain more working capital operations may not commence or if commenced may be limited.


Dependence on Key Personnel.

Lincolns success will depend largely on the efforts and abilities of Lincolns senior management. In particular, Lincoln is dependent upon Timothy L. Kuker, Steven G. Salmond, and Ronald S. Worl. The loss of services of senior management could have a substantial adverse effect on Lincoln. The expansion of Lincolns business will be largely contingent on its ability to attract and retain highly qualified corporate and operations level management team.

Potential Liability and Insurance.

As with all businesses operating in todays somewhat litigious atmosphere, Lincolns intended operations could expose it to a risk of liability for legal damages arising out of its operations. These risks are materially limited to suits for breach of contract and loss of financed vehicles through accidents or other occurrences of property damage. Lincoln intends to carry acceptable levels of secondary comprehensive and collision coverage insuring against loss of the collateral. It is not customary or practical to carry insurance against breach of contract suits.

No Historical Basis for Managements Opinion.

There is no basis, other than the judgment of Lincolns management, on which to estimate, (i) the level of market acceptance or the amount of revenues which Lincolns planned operations may generate, or (ii) other aspects of Lincolns proposed operations.

Lincoln Has No Trading History of Common Stock.

Lincolns Common Shares have not been traded publicly prior to this filing. Lincolns filings with the Securities and Exchange Commission will not in and of itself provide the basis for a public market. If and when Lincolns stock is traded in the public market the following factors may affect its value:
Recent history has shown that the market price of the Common Stock fluctuates substantially due to a variety of factors, including market perception of Lincolns ability to achieve its planned growth, quarterly operating results of Lincoln or other similar companies, the trading volume in Lincolns Common Stock, changes in general conditions in the economy or other developments affecting Lincoln or its competitors. In addition, the stock market is subject to extreme price and volume fluctuations. The volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.

This offering will not in and of itself provide the basis for a public market.

Indemnification of Directors and Officers.

Lincoln intends to provide for the indemnification of Officers and Directors relating to their activities on behalf of Lincoln to the fullest extent permitted under Nevada law. These provisions may have the effect of providing indemnity in connection with suits brought by Shareholders against an Officer or Director who has been alleged to be negligent, if that Officer or Director acted in good faith in Lincolns interest.

No Dividends.

No dividends have been paid on the Shares and Lincoln does not anticipate the payment of cash dividends in the foreseeable future. If the operations of Lincoln become profitable, it is anticipated that, for the foreseeable future, any income received there from would be devoted to Lincolns proposed operations and that cash dividends would not be paid to Lincolns Shareholders.

No Minimum Amount of Offering.

Because Lincolns Offering has no minimum amount, it can close with only a small amount of proceeds raised. Thus, a purchaser will not know at the time of purchase whether Lincoln will be successful in undertaking the sale of all of the Shares offered hereby. As a result, the proceeds of the Offering may be insufficient to accomplish any of its objectives and Lincoln may have to borrow or otherwise raise additional funds to accomplish such objectives.

No Underwriter/Best Efforts Offering.

There is no underwriter or any commitment by any other person to purchase all or part of the Shares offered.

Dilution and Possible Future Dilution.

This offering involves immediate substantial dilution. The price of the Shares offered hereby is more than the book value of Lincoln and accordingly, investors in the Shares will sustain an immediate dilution of their investment. In the future, Lincolns Board of Directors may issue additional Common Stock without obtaining shareholder approval. In as much as Lincoln may issue additional Shares of Common Stock in order to provide for the further capitalization of Lincoln or for other corporate purposes, there may be further dilution of the Shareholders interests.

Arbitrary Offering Price.

The Offering Price has been determined by Lincoln after an analysis of the marketplace and bears no relationship to book value, earnings or other investment criteria. In determining the Offering Price, Lincoln considered primarily prevailing market conditions and estimates of its business potential.

Penny Stock Regulation. The stock in this Offering may be subject to Penny Stock regulations. Broker-dealer practices in connection with transactions in Penny Stock are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or systems) or to other than establish customers or accredited investors. [In general, accredited investors are defined as institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 with their spouses.]

The penny stock rules require a broker-dealer, prior to transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document that provided information about penny stocks and the risks in penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customers account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchasers written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If Lincolns securities become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their securities.

ITEM 2   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information contained in this prospectus.

Overview

We are a development stage company. We have generated no income from operations to date. Our auditors have raised substantial doubt as to our ability to continue as a going concern. Although we will need only approximately $250,000 during the next 12 months to implement our business plan to provide floor plan financing.

Since our inception, we have devoted our activities to the following:

        Creating, developing and testing our proprietary software and systems for floor plan financing;
        Developing our marketing strategy;
        Determining the market for our products; and Securing enough capital to carry out these activities.

Results of Operations

We have generated no revenues from operations during the period from inception to the present time.

Development stage operating expenditures during the period from inception on September 25, 2007 to December 31, 2008 were $20,712 which consisted primarily of general and administrative expenses related to our formation and legal, accounting and other fees related to our formation and this offering.

Liquidity and Capital Resources

Our capital resources have been acquired through the sale of shares of our common stock.

At December 31, 2008, we had total assets of $19,849 consisting of cash, notes receivable, interest receivable and prepaid expenses.

At December 31, 2008, our total liabilities were $6,652 consisting primarily of notes and interest payable to Jonathan Kuker, a related party.

We anticipate taking the following actions during the next 12 months, assuming we receive the required funding:

        Find and lease a location for company offices purchase, office equipment, hire employees and begin training.
	4 Months $ 540,000

        Begin Operations

        Start Marketing Phase, Develop Sales Materials
        Presentations

Cash Requirements

We intend to provide funding for our activities, if any, through a combination of the private placement of the company's equity securities, the public sales of equity securities. Current management is willing and able to supplement capital raised in this public offering with additional investment.

We have no agreement, commitment or understanding to secure any funding from any other source.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Lincoln Floorplanning Co., Inc., a Nevada Corporation formed on
September 25, 2007 plans to provide Floor Plan Financing to used car dealerships in North Carolina (initially) at interest rates and fees competitive with the market place for this type of financing.

Lincoln has never been in bankruptcy or receivership. The Company is a new venture.

Lincoln's executive office is located at 1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114. The telephone number is (386) 258-1678, and the fax number is (386) 258-1677.

Lincoln is not operating its business until such time as capital is raised for operations.

PROPOSED BUSINESS

Lincoln has provided floorplan financing to T & J Auto Sales, Franklin, NC on a trial basis. Lincoln has provided this financing to T&J in order to develop and perfect its software and procedures to be used on a daily, weekly, and monthly basis for its floor plan services. The trial procedures worked to managements satisfaction. Upon obtaining the necessary capital, Lincoln will begin to offer its floorplan services to other automobile dealerships. Starting first in the Franklin, NC area and then expanding into other parts of North West North Carolina. In order to avoid any possible conflicts of interest Lincoln will have no further dealings with T&J Auto Sales.

Lincolns strategy is to market to smaller dealers, auto auctions, and independent used auto dealerships where larger banking and financial institutions are not interested. Approximately 4,000 potential customers meeting this description exist in the states of North Carolina, South Carolina, Georgia, and Florida. Lincoln will fund floorplanning of used car inventory. It intends to also provide financing to the purchasers of used cars from dealers who are using Lincoln as the dealers floorplan financer using Lincolns equity funding and funding from financial instutitions with which it has established a relationship. Management believes that by using strict underwriting and approval procedures imbedded in its software procedures, Lincolns floorplanning program should quickly recapture each cash outlay thus, building capital over the near term.

The projected trends for the used auto market expect a 5% increase in sales, up from 2008 and could allow the financing options offered by the Company to be appealing to the intended market (Saywers, Arlena. Used-Car Forecast, Automotive News, January 19, 2009).

Based upon reports from the National Independent Automobile Dealers Association, specifically the 2008 Used Car Industry Report, Section 3, the intended market of automobile dealerships has historically sold an average of 25 automobiles per month. On average, 13 of the sold vehicles will have been financed through a floorplanning program. This nationally published information supports the example of used by the Company in its Floorplan model.

The Company completed its own survey on February 18, 2009 of 24 Used Automobile Dealers picked at random in the tri-state area (NC, GA & SC). They were asked the following questions:

1.   How many vehicles do you keep in stock? Response 35.
2.   On average, how many vehicles do you sell per month? Response 18.
3.   Do you use in-house financing for customers? Response Yes, all 24.
4. How many vehicles are sold using in-house financing? Response 10 on average.
5.   Do you use a floorplanning program? Response 10 of 24.
6.   On average, how many vehicles are in the plan? Response 14.
7. What is your average outstanding balance? Response $44,000. Some that had higher unit sales per month would not disclose the balance due on their floorplans, which explains the low average balance in the survey.

Of the 24 dealerships surveyed, 21 were interested in receiving information on the Companys floorplanning and retail financing programs.

Figures are based on 25 dealerships that will floorplan 10 cars per month with an average 2% simple interest and an average, $238, per vehicle, processing fee. Figures are also base on average cost of floorplanned vehicle costing from $4,000 to $7,500. Lincoln will fund an average of $100,000 blocks per dealership expecting an average use of 70% of the credit limit. An example could be conservatively based on a dealership having floorplanned 10 cars that sell on average within 60 days of funding.

For one car funded at $7,000 the dealership would pay $4.38 per day funded. (times 60 days equals $263). There is also a $238 processing fee and a $10 per audit (done every 30 days) fee.

As an example on one dealerships single vehicle:

Funding amount           $    7,000
Processing Fee           $      238
60 days interest         $      263
Audits (two audits)      $       20
                         $    7,521

The revenue from one vehicle would be $521 for 60 days, times six periods per year would total $3,126. When multiplied by the expected average of 10 floorplanned vehicles per dealership, the total revenue per dealership would be $31,260 per year, of which $14,280 is from processing, $15,780 is from interest and $1,200 is from auto audit fees.

Lincoln expects to have attracted a minimum of 25 dealerships upon completion of the first full year in operation. This results in an expected $781,500 in annual gross revenue, of which $357,000 is from processing, $394,500 is from interest and $30,000 is from auto audit fees.

Lincoln's cost of money for 25 dealerships at 8% (based on $2,500,000) would equal $200,000 annually.

General and Administrative Expense is estimated to be $123,840 and Audit Floor fees $30,000 for an annual total of $153,840.

Therefore, $781,500 Gross Revenue less Interest Expense of $200,000 and Total Expenses of $ $153,840 results in a Net Revenue of $427,660 per year.

Once Lincoln has established its floorplan operation, Lincoln intends to buy consumer purchase contracts from "buy here pay here" dealers who are using Lincoln as the dealer's floorplan financer. Lincoln intends to use the following model:

Dealer buys a vehicle for $3,000. Customer buys vehicle for $5,000. Customer puts a $1,000 down payment and qualifies for Lincoln's secondary financing program. The dealer keeps the down payment of $1,000.

Lincoln then buys the contract from dealer for $4,000 and advances 50% of the principal funds ($2,000). This clears the dealer out of the initial investment allowing dealer to replace inventory. The remaining $2,000 goes into a reserve account that will be explained below. The customer is then responsible to repay Lincoln the contract amount of $4,000 plus 29.9% interest at the contracted monthly increments ranging from six months to 24 months.

As the customer pays the monthly payment, Lincoln receives the interest and sends 50% of the remaining principal amount of the payment to the dealer.

In this case, a 24 month contract at 29.9% interest could be drawn up resulting in a $223.40 monthly payment from the customer to the Company. This results in payments from customer totaling $5,361.60, Lincoln's interest revenue would be $1,361.60 over 24 months.

Once the customer has repaid the 50% ($2,000 plus interest) that Lincoln funded to the dealer, the monthly payment will start to decrease the reserve account in principal only increments until reserve is depleted. The principal is still sent to the dealer and Lincoln still keeps the interest.

In essence, the reserve account is a guarantee that Lincoln's investors face no foreseeable potential for loss because the contracts are collateralized and covered by both customer and the bonded dealership. In the event of default, the dealer, not the individual, is responsible to repay the remaining contracted amount, which includes both the initial funded 50% and the reserve that had not yet been released plus interest and fees, to Lincoln immediately . Lincoln has zero responsibility to attempt to collect the lost vehicle or recapture the customer's delinquent account.

Because of Management's knowledge of industry trends, Lincoln believes each of the 25 dealerships, attracted within the first year, can process 10 secondary finance customers per month, totaling 120 per year.(240 X $1,361.60 = $326,784)

Over two years, projected gross interest revenue from each dealership would be $326,784. Projected gross revenues from 25 dealerships are approximated to be $8,169,600 over two years or $4,084,800 per year.

The approximate expenses for the 25 dealerships to cover the two year contracts are as follows:

Approximate capital required to fund 25 dealerships over a two year secondary financing agreement, based on previous listed projections is $3,000,000. Cost of money based on a 8% rate on $3,000,000 is $480,000 over the two year period. Estimated administrative expenses are $2,200,000. Miscellaneous expenses, to include a reserve account, are expected to be $975,000. Total expenses estimated to be $3,655,000, resulting in gross profit of $4,514,600.

Lincoln's strategy will allow it to rely on many small customers rather than on a few major customers.

ITEM 3.  PROPERTY

The Company rents fully equipped office space from a shareholder at 1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114. The Company has no property or equipment except its software.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of the date of this filing as to the beneficial ownership of shares of common Stock of the Company of each person who was the beneficial owner of five (5%) percent or more of the outstanding shares of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
___________________________________________________________
Title of Class Name and Address       Amount and Nature   Percent
               of Beneficial Owner    of Beneficial Owner
___________________________________________________________
Common stock   Kathleen A. Kuker (1)    2,000,000         30.05%
               100 Silver Beach Avenue
               Daytona Beach, FL 32118

Common stock   Richard R. Cook          1,700,000         25.54%
               2253 River Ridge Road
               DeLand, FL 32720

Common stock   Ronald S. Worl (1)       1,500,000         22.53%
               P.O. Box 561
               Franklin, NC 28744

Common stock   Jerome D. Mitchell         412,500          6.20%
               4082 Clocktower Dr.
               Port Orange, FL  32129

Common stock   Steven G. Salmond          400,000          6.00%
               P.O. Box 128
               Weston, CO 81091

Common stock   Jonathan Kuker (1)         150,000          2.25%
               P.O. Box 1607
               Franklin, NC 28744


Common stock   Eric Kuker (1)              50,000          0.75%
               319 Harbor Pointe Drive, Apt. 5
               Mt. Pleasant, SC 29464

(1) See Item 7 Certain Relationships and Related Party Transactions.

The following table contains information as of the date of this filing as to the beneficial ownership of shares of common stock of the Company, as well as all persons as a group who were then officers and directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT
___________________________________________________________
Title of Class  Name and Address     Amount and Nature   Percent
                of Beneficial Owner  of Beneficial Owner
___________________________________________________________
Common stock   Timothy L. Kuker (1)          2,000,000     30.05%
               100 Silver Beach Avenue
               Daytona Beach, FL 32118

Common stock   Richard R. Cook               1,700,000     25.54%
               2253 River Ridge Road
               DeLand, FL 32720

Common stock   Ronald S. Worl                1,500,000     22.53%
               P.O. Box 561
               Franklin, NC 28744

Common stock   Steven G. Salmond               400,000      6.00%
               P.O. Box 128
               Weston, CO 81091

Common stock   Officers and Directors
               as a group                    5,600,000     84.12%

(1) See Item 7 Certain Relationships and Related Party
Transactions.


ITEM 5.DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors:

Name Age  Position Held with Company
_______________________________________________________

Timothy L. Kuker    63   Director
Richard R. Cook     64   Director
Ronald S. Worl      44   Director
Steven G. Salmond   60   Director

Identification of Officers:

Name Age  Position Held with Company
_______________________________________________________

Timothy L. Kuker    63   President (CEO)
Richard R. Cook     64   Secretary
Ronald S. Worl      44   Vice President
Steven G. Salmond   60   Treasurer (CFO)

Officers of the Company serve at the will of the Board of Directors. Presently the Company has no employment contracts with any of its officers.

Brief biographies of the officers and directors of the Company are set forth below. Each director holds office until the next annual meeting or until his death, resignation, retirement, removal, disqualification or until a successor has been elected and qualified. Vacancies in the existing board are filled by a majority of the remaining directors.

None of the officers or directors hold directorships in any other Company.

None of the officers or directors have any experience in management of a public company.

None of the officers or directors have any experience in management of a company providing the services Lincoln proposes to offer.

Timothy L. Kuker - Mr. Kuker has extensive experience in different aspects of the financial services industry as well as the automotive sales industry. Mr. Kuker is the founder of T&J Auto Sales, Franklin, NC, and owned and operated the business for over 20 years. In 1974 Mr. Kuker founded Underwriters Assurance Group, Inc. an Independent Property & Casualty Insurance Agency in Fort Wayne, IN. In 1983 Mr. Kuker acted as an independent Florida licensed mortgage broker arranging financing for residential and commercial borrowers and worked closely with several mortgage lenders. These two private ventures ended before 1990.

For the last 20 years Tim Kuker has devoted the majority of his time to T&J auto sales as an owner operator. Some of the duties include buying cars, floorplanning management, banking and cash flow management. Other duties include personnel management reviewing accounts receivable and attending automobile seminars. In the past 5 years Mr. Kuker has purchased investment real estate and in 2008 has devoted time to Lincoln Floorplanning Co.
Inc., in addition to operating T&J auto sales.

Mr. Kuker was the founder of Lincoln Floorplanning Co., Inc. For the past year he has organized the start-up gathering qualified personnel, setting up department head, seeking and finding qualified Legal Counsel, CFO, accountant, Information Technology Officer and experienced automobile representatives with solid backgrounds in auto floorplanning, and in house financing.
Mr. Kuker, also attended shareholder and board meetings, and made numerous trips to N.C. for Company meetings.

Richard R. Cook - Mr. Cook is licensed to practice law in Florida, and is engaged in the practice of law. Mr. Cook has been a solo practitioner most of his legal career. Mr. Cook's law practice consists primarily of probate and securities work. He has practiced on a limited basis during the last four years. He holds an A.B. degree in Psychology from Indiana University, Bloomington, Indiana. Mr. Cook holds a J.D. degree in Law from Indiana University, Bloomington, Indiana.

Ronald S. Worl- Mr. Worl started as a Sales Manager with T&J Auto Sales in 1989. He became a part owner in 2007. Some of his responsibilities with T&J Auto Sales such as banking, staff management, attending seminars, inventory management, integration of new softwares, and floorplan management. Mr. Worl was also the sole owner-operator of Forest Cove Motel and Cottages from 1993 to 2005. Other then the operation of the motel Mr. Worl has had no other employment than T&J Auto for the last 20 years.

Steven G. Salmond - Mr. Salmond has consulted small businesses on accounting and related systems including setup of accounting systems, transfer of accounting records to a new system, and training of staff in the new system. He has also in the private sector of accounting performed accounts receivable, accounts payable, payroll, general journal adjustments and prepared financial statements for both publicly and privately held companies. During the last five years Mr. Salmond has consulted with Water & Power Technologies, Inc. in Salt Lake City, Utah; Talisker in Park City, Utah; and United Park City Mines in Park City, Utah. Also, he has managed personnel in accounting departments as well as work under the management of accounting to perform the work to be completed. Mr. Salmond has experience in oil and gas, timber harvesting, mining, real estate development, water purification equipment manufacture and service, computer software training, marketing, and health spas. Mr. Salmond was an audit partner in a small accounting practice. He audited oil and gas, mining, health spas, printing, fast food and startup companies. Most of the audits were for publicly traded companies with some filing with the U.S. Securities and Exchange Commission. He graduated with a B.S. Degree in Accounting in 1975 from Weber State University located in Ogden, Utah.







                          [Intentionally left blank]

ITEM 6.  EXECUTIVE COMPENSATION

              Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of our named executive officers and directors as of the end of our last completed calendar year, December 31, 2008:


                               Option Awards
_______________________________________________________________________________

NAME:	                  Timothy L.     Richard R.     Ronald S.     Steven G.
	                  Kuker(1)       Cook(2)        Worl(3)       Salmond(4)

Number of Securities
Underlying Unexercised
Options?(#) Exercisable	      0             0               0             0

Number of Securities
Underlying Unexercised
Options?(#) Unexercisable     0             0               0             0

Equity Incentive Plan
Awards:

Number of Securities
Underlying Unexercised
Unearned Options (#)	      0             0               0             0

Option Exercise
Price ($)	              0             0               0             0

Option Expiration Date	      0             0               0             0

(1)  President, Chief Executive Officer and Director
(2)  Secretary and Director
(3)  Vice President and Director
(4)  Treasurer, Chief Financial Officer and Director

                            Stock Awards
_______________________________________________________________________________

NAME:                      Timothy L.     Richard R.    Ronald S.    Steven G.
                           Kuker (1)      Cook (2)      Worl (3)     Salmond (4)

Number of Shares
or Units of Stock
That Have Not Vested	      0                0             0            0

Market Value of
Shares or Units of
Stock That Have Not
Vested ($)                    0                0             0            0

Equity Incentive
Plan Awards:

Number of Unearned
Shares,	Units or
Other Rights That
Have Not Vested ($)           0                0             0            0

Equity Incentive
Plan Awards:

Market or Payout
Value of Unearned
Shares,	Units or
Other Rights That
Have Not Vested ($)           0                0             0            0


(1)  President, Chief Executive Officer and Director
(2)  Secretary and Director
(3)  Vice President and Director
(4)  Treasurer, Chief Financial Officer and Director





                            (Intentionally left blank)









                                       20a




                        Director Compensation

The following table provides concerning the compensation of our officers and directors as of the end of our last completed calendar year, December 31, 2008:

                           Timothy L.    Richard R.    Ronald S.    Steven G.
                           Kuker (1)     Cook (2)      Worl (3)     Salmond (4)

Fees Earned or Paid
in Cash	($)	             0           1700             0            800

Stock Awards ($)             0              0             0              0

Option Awards ($)            0              0             0              0

Non-Equity
Incentive Plan
Compensation ($)             0              0             0              0

Nonqualified
Deferred
Compensation
Earnings ($)	             0              0             0              0

All Other
Compensation ($)             0	            0             0              0

Total ($)                    0	         1700             0            800


(1)  President, Chief Executive Officer and Director
(2)  Secretary and Director
(3)  Vice President and Director
(4)  Treasurer, Chief Financial Officer and Director


                        Employment Agreements

We do not currently have employment agreements with any of our employees.

                                       20b

The officers and directors have received Compensation or remuneration to date from Lincoln for serving in these positions, only in the form of stock issued to them, during the period ending December 31, 2008. They have also been reimbursed for out of pocket expenses.

Future salaries of the officers and directors will be set by the Board of Directors depending upon the financial condition of the Company, and may include bonuses, health insurance and other Compensation as the Board of Directors may award. Out-of-pocket expenses are defined as the monies expended on Behalf of the Company while engaged in Company Business such as travel expenses and items purchased for use by Lincoln.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lincoln has not entered into any significant agreements other than the subscription agreements to sell its stock. Kathleen A. Kuker is the wife of Timothy L. Kuker. Timothy L. Kuker is the father of Jonathan Kuker and Eric Kuker. Ronald S. Worl is the father of Andrew Scott Worl and Michael Jacob Worl. Jennifer Taylor is the mother of Paige Lynette White. Donald Smith and Jennifer Taylor are employees of T&J Auto Sales.

The Company has not entered into any significant agreements other than the subscription agreements to sell its stock as follow:

RECENT SALES OF UNREGISTERED SECURITIES (Investment Stock)

The authorized equity of Lincoln Floorplanning Co., Inc. consists of 100 million Shares, $.001 par value per share, of which 5,900,000 shares are issued and outstanding to officers and directors for cash and services rendered from inception (September 25, 2007) through December 31, 2008. In addition during the year of 2008, 756,250 shares have been sold at $0.04 per share as shown below.

Sale of Investment Stock
Lincoln Floorplanning Co., Inc.

Stockholder        Shares      Unit	   Amount
Quantity   Date	   Issued     Price	     Paid       Subscribed    Services

1     1/31/2008	2,000,000    $0.001	$ 1,112.50*	$   887.50
1     1/31/2008	1,700,000    $0.001	$     0.00**		      $1,700.00
1     1/31/2008	1,500,000    $0.001	$ 1,112.50*	$   387.50
1     1/31/2008	  800,000    $0.001	$     0.00**		      $  800.00
1     1/31/2008	   50,000    $0.001	$    50.00
1     2/11/2008	  150,000    $0.001	$   150.00
1     2/22/2008	   25,000    $0.040	$ 1,000.00
1     2/28/2008	   50,000    $0.001	$    50.00
1     2/29/2008	    6,250    $0.040	$   250.00
1     3/06/2008	   25,000    $0.040	$ 1,000.00
1     3/11/2008	   12,500    $0.040	$   500.00
1     3/12/2008	   50,000    $0.001	$    50.00

                                       21

1     4/10/2008	    6,250    $0.040	$   250.00
1     4/14/2008	    6,250    $0.040	$   250.00
1     4/16/2008	    6,250    $0.040	$   250.00
1     5/16/2008	   12,500    $0.040	$   500.00
2     5/19/2008	   25,000    $0.040	$ 1,000.00
1     5/22/2008	    6,250    $0.040	$   250.00
1     5/23/2008	    6,250    $0.040	$   250.00
1     7/25/2008	    6,250    $0.040	$   250.00
1     8/01/2008	   12,500    $0.040	$   500.00
0     9/05/2008	 (400,000)   $0.009	($3,500.00)
0     9/05/2008	  400,000    $0.040	$16,000.00
2     9/17/2008	   25,000    $0.040	$ 1,000.00
1     10/8/2008	    6,250    $0.040	$     0.00***		      $  250.00
1    10/22/2008	    6,250    $0.040	$   250.00
1    10/22/2008	    6,250    $0.040	$   250.00
1    10/23/2008	   37,500    $0.040	$ 1,500.00
1    10/23/2008	   12,500    $0.040	$   500.00
1    10/23/2008	   12,500    $0.040	$   500.00
1    10/24/2008	   37,500    $0.040	$     0.00***		      $1,500.00
1    10/24/2008	    6,250    $0.040	$   250.00
1    10/28/2008	    6,250    $0.040	$   250.00
1    10/28/2008	    6,250    $0.040	$   250.00
1    10/28/2008	    6,250    $0.040	$   250.00
1    10/28/2008	    6,250    $0.040	$   250.00
1    11/29/2008	   12,500    $0.040	$   500.00
1    11/29/2008	   12,500    $0.040	$   500.00
38              6,656,250		$27,525.00	$1,275.00     $4,250.00
0					$ 1,275.00(a)	   (a)	          (b)
0					$ 4,250.00(b)
38   Total Common Stock/Additional Cap	$33,050.00

* Insider Stock issued partially with cash paid and balance in stock subscription receivable.
** Insider stock issued for services rendered.
*** Stock issued for services rendered.

Timothy L. Kuker (stock issued to his wife Kathleen Kuker), Steven Salmond, Ronald Worl, Donald Smith, Richard Cook, Jennifer Taylor, Eric Kuker and Jonathan Kuker subscribed to their stock in 2007 and were accounted for(see financials) as issued on the date subscribed. The stock certificates evidencing ownership were not issued until 2008. All stock sales shown on this chart are listed on the date the stock certificates were issued or on the date payment checks were deposited into Lincolns bank account.

Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act or under regulation D rule 504. All of the purchasers were officers, directors or persons personally known to the officers or directors.

ITEM 8.  LEGAL PROCEEDINGS

Lincoln is not involved in any litigation or any material legal proceeding. No Officer or Director is involved in any litigation or any material legal proceeding.

                                       22

ITEM 9. MARKET PRICE OF, AND DIVIDENDS OF, THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The common stock has not traded on any market and has no market value, but Management believes the Company's shares should begin to do so after this SEC Form 10 and the S-1 are filed, and a market maker is selected, and a trading symbol is obtained. Management believes that there will be a market for the common stock of the Company on the over-the-counter market; however, no independent market maker has been selected or engaged at the time of filing of this Form 10.

No Dividends. No dividends have been paid on the Shares and the Company does not anticipate the payment of cash dividends in the foreseeable future. If the operations of the Company become profitable, it is anticipated that, for the foreseeable future, any income received there from would be devoted to the Companys future operations and that cash dividends would not be paid to the Companys Shareholders.

ITEM 10.  RECENT SALES OF UNREGISTERED STOCK

The authorized equity of Lincoln Floorplanning Co., Inc. consists of 100 million Shares, $.001 par value per share, of which 6,000,000 Shares are issued and outstanding to officers and directors for cash and services rendered from inception (September 25, 2007) through December 31, 2008. During the year of 2008, 756,250 shares have been sold at $0.04 per share for a total of $30,050. The total shares issued and outstanding are 6,656,250. See the chart in Item 7.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Lincoln has one class of stock authorized: i.e. Common stock, with a par value of $0.001. Lincoln has 100 million shares authorized. This registration statement covers 1,065,000 shares currently issued and outstanding and 4,000,000 shares of authorized but unissued shares for a total of 5,065,000 shares being registered.

The stock is non assessable. Stockholders are not liable for corporate debts. Nevada Revised Statutes (NRS)78.225. The stockholders have unlimited voting rights. NRS 78.196. Stockholders have the right to inspect, copy etc. Lincolns financial records. NRS 78.257. The stockholders have no preemptive rights. NRS 78.267. Nevada Revised Statutes chapter 78 contains other information about the stock and stockholders rights.

                                       23

Common Stock

The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $.001 per share. Shareholders have prorata rights to dividends and all assets distributed to shareholders upon liquidation and are entitled to one vote per share. There are no preemptive, subscription or conversion rights.

The holders of the common stock of the Company are entitled to one vote for each share on all matters voted upon by the stockholders, including the election of directors. The voting rights of the common stock of the Company are Non-cumulative, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the Directors, if they choose to do so, and in such event, the Holders of the remaining less than 50% of the shares voting for the election will not be able to elect any person or persons to the Board of Directors.

Prospective purchasers of the shares being offered hereby should also be aware that the by-laws of the Company provide that the shareholders of the majority of the outstanding shares may take any action required or permitted in the by-laws without prior notice and without a vote providing that they file a written consent setting forth the action so taken and that said majority have signed same.

No personal liability attaches to shareholders by reason of the ownership of such shares.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

There is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such, other than:

Article V of the Articles of Incorporation, States:

        ARTICLE V.  LIABILITY OF DIRECTORS AND OFFICERS

The directors of this corporation are not personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. However, such limitation of liability does not eliminate or limit the liability of a director or officer for: (a) Acts or omissions which

                                       24

involve intentional misconduct, fraud or violation of the law or, (b) the payment of dividends in violation of NRS 78.30.

The Pertinent Part of Nevada Revised Statutes States:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:
    (a)Is not liable pursuant to NRS 78.138; or
    (b)Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and

                                       25

reasonably incurred by him in connection with the defense or settlement of the action or suit if he:
    (a)Is not liable pursuant to NRS 78.138; or
    (b)Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.
     (Added to NRS by 1997, 694; A 2001, 3175)
     NRS 78.751	Authorization required for discretionary
     indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
    (a)By the stockholders;
    (b)By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
    (c)If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                                       26

    (d)If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:
    (a)Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
    (b)Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
       (Added to NRS by 1969, 118; A 1987, 83; 1993, 976; 1997, 706; 2001,
       1377, 3199)

                                       27

SECURITIES AND EXCHANGE COMMISSION INDEMNIFICATION DISCLOSURE

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.








                          [Intentionally left blank]










                                       28


INDEX TO FINANCIAL STATEMENTS                                            PAGE

Report of Berman Hopkins Wright & LaHam, CPAs and Associates, LLP,
Independent Registered Public Accounting Firm                             30

Balance Sheets at December 31, 2008 and December 31, 2007                 31

Statements of Operations for the year ended December 31, 2008 and for the period from inception, September 25, 2007, through December 31, 2008  32

Statements of Stockholders Equity for the year ended December 31, 2008 and for the period from inception, September 25, 2007, through
December 31, 2008                                                         33

Statements of Cash Flows for the year ended December 31, 2008 and for the period from inception, September 25, 2007, through December 31, 2008  34

Notes to Financial Statements                                             35











                                       29

INDEPEDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Lincoln Floorplanning Co., Inc.
Daytona Beach, FL

We have audited the accompanying balance sheets of Lincoln Floorplanning Co., Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders equity, and cash flows for the year ended December 31, 2008 and for the periods from inception, September 25, 2007, through December 31, 2007 and 2008. Lincoln Floorplanning Co., Inc.s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companys internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Floorplanning Co., Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008 and for the periods from inception, September 25, 2007, through December 31, 2007 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company is in the development stage and has no established source of revenue. Those conditions raise substantial doubt about its ability to continue as a going concern. Managements plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP

Winter Park, FL
April 17, 2009

                                       30



                             Lincoln Floorplanning Co., Inc.
                              [A Development Stage Company]

                                   Balance Sheets
                      September 30, 2008 and December 31, 2007

                                                     2008	         2007
                                                    ________           _______

ASSETS
    Current Assets
        Cash in Bank	                            $ 7,546             $1,473
        Notes Receivable - Related Party	      4,030	            -
        Interest Receivable - Related Party	         98	            -
        Prepaid Expenses - Related Party	      6,800	            -
                                                     ________           _______
    Total Current Assets	                     18,474	         1,473

    Other Assets:
    Computer software less accumulated depreciation
        of $125 in 2008 and $-0- in 2007	      1,375 	            -
                                                    ________            _______
TOTAL ASSETS	                                    $19,849 	        $1,473
                                                    ========            =======


LIABILITIES & STOCKHOLDERS' EQUITY
    Current Liabilities
        Accounts Payable	                    $ 1,544	        $   -
        Accrued Interest Payable - Related Party        108                 -
        Note Payable - Related Party	              5,000                 -
                                                    ________	        _______
    Total Current Liabilities	                      6,652	            -
                                                    ________            _______
    Stockholders' Equity:
        Common Stock @ $.001 Par Value, 100,000,000
        authorized, 6,656,250 and 6,300,000
        issued at 2008 and 2007, respectively	      6,656	         6,300
        Additional Paid-in Capital	             26,394	           -
        Subscription Receivable	                     (1,275)	        (4,075)
        Accumulated Losses during Development Stage (18,578)            (  752)
                                                    ________           ________
    Total Equity	                             13,197 	         1,473
                                                    ________           ________
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	    $19,849  	        $1,473
                                                    ========            =======








See accompanying notes to financial statements.



                                       31



                             Lincoln Floorplanning Co., Inc.
                              [A Development Stage Company]
                                 Statements of Operations
               From Inception [September 25, 2007] through December 31, 2008

                                                         From Inception through
                                                         ______________________

                                           Year Ended
                                           12/31/2008	12/31/2007   12/31/2008
                                           __________   __________   __________

  Income
    Interest Income, including $755
       from a Related Party	            $    970 	 $     -     $     970

    Services Income, including $672 from a
       Related Party 	                       1,164	       -         1,164
                                           __________   __________   __________
  Total Income	                               2,134	       -         2,134

  Expense
     Automobile Expense	                         159	       -	   159
     Bank Service Charges                         58           -            58
     Business Licenses and Permits	       1,179	       -         1,179
     Computer and Internet Expenses              247           -           247
     Depreciation Expense                        125           -           125
     Filing Fees                                 125           -           125
     Interest Expense	                         410	       -           410
     Meals and Entertainment	                 489	       -           489
     Office Supplies	                       1,247	     114	 1,401
     Postage and Delivery	                 489          13           502
     Printing and Reproduction	                 649	       -	   649
     Professional Fees, including $3,700
        to Related Parties	              13,726	     625        14,351
     Rent Expense- Related Party	         350	       -	   350
     Telephone Expense to Related Party           70           -            70
     Travel Expense	                          97	       -            97
                                           __________   __________   __________
  Total Expense	                              19,960	     752 	20,712
                                           __________   __________   __________
Net Income (Loss)	                    $(17,826)	 $  (752)    $ (18,578)
                                           ==========   ==========   ==========

Income (Loss) Per Share:
     Weighted Average Shares Outstanding   6,483,974   1,089,691     5,316,901
     Loss Per Share	                    $  (0.00)    $ (0.00)    $   (0.00)




                    See accompanying notes to financial statements.



                                       32




                             Lincoln Floorplanning Co., Inc.
                              [A Development Stage Company]
                            Statement of Stockholders' Equity
               From Inception [September 25, 2007] through December 31, 2008


 	Date	Shares Issued/  Par    Additional Common     Accumulated Total
                to be Issued    Value  Paid-in    Stock      Deficit     Stock-
     		                       Capital    Subscribed During      Holders
                                                  Receivable Development Equity
                                                             Stage
Beginning Balances,
September 25, 2007       -     $   -	  $  -	   $      -   $      -   $    -


Shares subscribed
 for cash at $0.001
 per share by 2 insiders
 September-2007 through
 December-2007

 		    2,225,000	 2,225	     -		  -	     -     2,225

Shares subscribed at $0.001 from
 insiders 	    4,075,000	 4,075	     -       (4,075)	     -	       -

Net loss for period ended
  December 31, 2007      -	   -	     -	          -      ( 752)     (752)
                     ________   ________   ________   ______     ______   ______

Ending Balances,
 December 31, 2007  6,300,000	 6,300	     -       (4,075)      (752)    1,473

Payment of subscription
 with cash by 3
 insiders February
 through March-2008      -   	   -	     -	        250	     -       250

Payment of Subscription
 with services
 from 2 insiders
 January-2008	         -	   -	     -	      2,500	     -     2,500


                                       33a

Continuation of Statement of Stockholders' Equity

Shares subscribed
 for cash at $0.04
 by 2 persons
 February-2008         31,250      31	  1,219	          -	     -     1,250

Shares subscribed
 for cash at $0.04
 by 2 persons
 March-2008            37,500      38	  1,462	          -	     -     1,500

Shares subscribed
 for cash at $0.04
 by 3 persons
 April-2008            18,750      19	    731		  -	     -       750

Shares subscribed
 for cash at $0.04
 by 5 persons
 May-2008	       50,000      50	  1,950		  -	     -     2,000

Shares subscribed
 for cash at $0.04
 by 1 person
 July-2008	        6,250       6	    244		  -	     -	     250

Shares subscribed
 for cash at $0.04
 by 1 person
 August-2008           12,500      12	    488		  -	     -	     500

Shares subscribed
 for cash at $0.04
 by 2 persons
 September-2008        25,000      25	    975		  -	     -	   1,000

Purchase of 1
 insider's shares
 for cash
 September-2008      (400,000)   (400)   (3,100)          -	     -    (3,500)

Sale of treasury
 shares for cash
 to 1 person
 September-2008       400,000     400	 15,600	          -	     -	  16,000

Shares subscribed
 for cash at $0.04
 by 10 persons
 October-2008         106,250     106	  4,144		  -	     -	   4,250

Shares subscribed
 for services from
 2 persons
 October-2008          43,750      44	  1,706		  -	     -	   1,000

Shares subscribed
 for cash at $0.04
 by 2 persons
 November-2008        25,000      25	    975		  -	     -	   1,000



                                       33b


Continuation of Statement of Stockholders' Equity

Payment of subscripton with
 cash by 1 insider
 December-2008           -         -         -           50          -        50

Net loss for
 year ended
 December 31, 2008       -         -	     -		  -    (17,826)  (17,826)
                       ________  _______ _______       ______   ______    ______
Ending Balances,
 December 31, 2008
                    6,656,250  $6,656   $23,394   $  (1,275)  $(18,578)  $13,197


See accompanying notes to financial statements.














                            (Intentionally left blank)
























                                       33c




                             Lincoln Floorplanning Co., Inc.
                              [A Development Stage Company]
                                 Statements of Cash Flow
               From Inception [September 25, 2007] through December 31, 2008

                                                     From Inception through
                                    Year Ended
                                    12/31/2008     12/31/2007   12/31/2008


   OPERATING ACTIVITIES
        Net Loss		   $ (17,826)	$   (752)	$ (18,578)

        Add non-cash expenses to Net Loss:
	   Depreciation Expense          125           -              125
           Common Stock Issues
              for Services             2,750           -            2,750

        Adjustments to reconcile Net Loss
              to net cash used by operations:
	   Notes Receivable           (4,030)          -           (4,030)
           Interest Receivable           (98)          -              (98)
           Prepaid Expenses           (6,800)          -           (6,800)
           Accounts Payable	       1,544           -            1,544
           Accrused Interest Payable     108           -              108
                                      _______       _______        _______
    Net cash used by Operating
        Activities	             (24,227)	    (752)         (24,979)
                                      _______       _______        _______
    FINANCING ACTIVITIES
        Proceeds from Notes Payable   17,400	       -	   17,400
        Payments on Notes Payable    (12,400)	       -	  (12,400)
        Common Stock for Cash, Net    25,300	   2,225           27,525
                                      _______       _______        _______
    Net cash provided by Financing
       Activities                     30,300       2,225           32,525
                                      _______       _______        _______
    Net cash increase for period       6,073	   1,473    	    7,546
    Cash at beginning of period        1,473	       -   	        -
                                      _______       _______        _______
    Cash at end of period           $  7,546	 $ 1,473         $  7,546

    SUPPLEMENTAL INFORMATION:
        Cash Paid for Interest      $    302     $     -         $    302
                                      =======      ========        =======

	Non-Cash Investing Financing
	   Transactions             $  1,500     $     -         $  1,500
                                      =======      ========        =======

         Stock Issued for Computer Software

                       See accompanying notes to financial statements.




                                       34


                          LINCOLN FLOORPLANNING CO., INC.
                          [A Development Stage Company]
                          Notes to Financial Statements
                           December 31, 2008 and 2007

NOTE 1 - ORGANIZATION

Organization and Line of Business:

Lincoln Floorplanning Co., Inc. (the "Company") is currently a developmental stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Nevada on September 25, 2007. The Company plans to raise capital that is intended to be used in connection with its business plan. Through a combination of the private placement of its equity securities or the public sales of equity securities. Current management is willing and able to supplement capital raised in this public offering with additional investment.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation/Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

Management intends to raise financing through a combination of the private placement of its equity securities or the public sales of equity securities. Current management is willing and able to supplement capital raised in this

                                       35

public offering with additional investment. Management has tested floor planning for small used automobile dealers. These tests worked to managements satisfaction.

Loans, Interest Income and Allowance for Loan Losses

The Company will originate floor plan financing loans for used vehicle dealerships. Floor plan loans Receivable will collateralized by used vehicle Inventory. The Company also plans to originate consumer vehicle loans ranging from six to 24 months to customers of the used vehicle dealerships which will be secured by vehicles.

Fees received and direct costs incurred for the origination of the loans will be deferred and amortized to income over the life of the loans. Unamortized amounts will be recognized into income at the time loans are renewed or paid in full.

Loans will be carried at the gross amount outstanding, reduced by unearned interest, net deferred origination fees and direct costs, and an allowance for loan losses. Interest on floor plan loans will be recognized as earned under the accrual method and interest on consumer loans will be calculated and recognized using methods such as Rule of 78s and the collection method which will not differ materially from the interest method, which is an accrual method for recognizing revenue. Charges for late payments will be credited to income when collected.

The Company will maintain an allowance for loan losses in an amount that is adequate to cover losses inherent in the portfolio. The Company will charge against current earnings as a provision for loan losses, amounts added to the allowance to maintain it at levels expected to cover probable losses of principal. When establishing the allowance for loan losses, the Company will take into consideration the growth of the loan portfolio, the mix of the loan portfolio, current levels of charge-offs, current levels of delinquencies, and current economic factors.

The Company will take steps to repossess a vehicle when the customer becomes delinquent in his or her payment and collection of future payments is not probable. The fair value of the reposed vehicle will be charged as a reduction of the gross loan receivable.

                                       36

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles require Management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments:

The estimated fair values of all financial instruments, none of which are held for trading purposes, approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. The Company has approximately $18,000 in net operating losses as of December 31, 2008, and a valuation allowance equal to the tax benefit of the accumulated net operating losses has been established since it is uncertain that future taxable income will be realized during the applicable carry-forward periods.

The Company applies the provisions of FASB, Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB

                                       37

Statement 109. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained
upon examination by taxing authorities.   The amount recognized is measured as
the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

When applicable, the Company will include interest and penalties related to uncertain tax positions in income tax expense.

Basic and Diluted Income/(Loss) Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic income/(loss) per common share is computed by dividing net income/(loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The loss per share amounts and related shares outstanding for both the basic and diluted are approximately the same therefore only one set calculations are presented. The Company had no stock options, warrants, or any other potentially dilutive instruments at December 31, 2008 or December 31, 2007.

Revenue Recognition:

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.

Impairment of Long-lived and Intangible Assets:

The Company will make reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable when these asset types are acquired. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of

                                       38

the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company to date. The computer software of $1,500 is being amortized over thirty-six (36) months with recorded accumulated depreciation of $125 in 2008 and $-0- in 2007.

Cash:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment:

Property and equipment is carried at cost less accumulated depreciation. Expenditures that extend the life of the asset are capitalized. Other expenditures for repairs and maintenance are charged to expense as incurred.

Concentration of Credit Risk:

The Companys financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the periods presented, the Company did not maintain cash deposits at financial institutions in excess of the $100,000 (subsequently increased to $250,000) limit covered by the Federal Deposit Insurance Corporation.

Stock-Based Compensation:

The Company accounts for stock issued to employees, officers, and directors in accordance with SFAS No. 123(R), Accounting for Stock-Based Compensation beginning with the Companys first quarter of 1996, which generally requires all stock-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Comprehensive Income (Loss):

SFAS No. 130, Reporting Comprehensive Income, establishes guidelines for all items are to be recognized under accounting standards as components of

                                       39

comprehensive income to be reported in the financial statements. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net income (loss) and comprehensive net income
(loss) as defined in the statement.

Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principals". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations". This statement replaces SFAS No. 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141 (revised 2007) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values as of that date. SFAS 141 (revised 2007) also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements Liabilities -an Amendment of ARB No. 51".

                                       40

This statement amends ARB 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 3 - STOCKHOLDERS EQUITY

The Company has issued 6,300,000 shares of its common stock as founder shares, for a total consideration of $5,025 with commitment to pay for the balance of 1,275,000 additional shares at $0.001 per share for $1,275. This stock subscription has been paid subsequent to December 31, 2008. The total consideration of $5,025 received through December 31, 2008, included services valued at $2,500.

The Company has issued an offering memorandum for 1,250,000 shares of authorized unissued stock through December 31, 2008 under Rule 504 of the United States Securities Commissions rules and regulations to be sold at $0.040 per share in blocks of 200 units consisting of 6,250 shares per unit. The Company has sold to outsiders 356,250 shares at $0.040 per share totaling $14,250 with $12,500 in cash and $1,750 in services received.

NOTE 4 - FILING WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

The Company is currently in the process of filing with the U.S. Securities and Exchange Commission two forms to become public and sell shares to the public. The Company is filing a Form 10 under the Securities and Exchange Act of 1934 to start reporting its operations. In conjunction with the Form 10, the Company is filing an S-1 under the Securities and Exchange Act of 1933 to sell its shares to the public. The plan is for the Company to sell 4,000,000 authorized yet unissued shares of stock and existing shareholders to sell 1,061,000 shares of stock totaling 5,061,000 shares sold to the public at $0.50 per share. The cost for this offering is estimated to be less than $1,000.

                                       41

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has a customer, a used car dealership, which is owned and operated by two officers. This customer has been used to test the operation of the products being offered by the Company. During 2008, the Company loaned a total of $11,300 to this related party of which $4,030 is outstanding at December 31, 2008 and earned $1,427 of revenue from services provided through December 31, 2008. The outstanding balance is due within 120 days, bears interest at 2% per month and is collateralized by vehicles.

Related party note payable totaling $5,000 at December 31, 2008 is interest bearing at twelve (12%) percent per annum and due upon demand. At
December 31, 2008, $108 accrued interest expense and payable has been recorded.

Two officers of the Company have provided professional services for legal and accounting in the amount of $2,500. Also, an officer sold 400,000 shares of stock to the Company for $3,500, which the Company sold to an existing shareholder for $16,000. This shareholder has been hired to be corporate counsel and received a retainer deposit of $8,000 as prepayment for services of which $1,200 in legal services has been incurred as of December 31, 2008. The Company also sublets office space from this stockholder on a month-to-month basis and as of December 31, 2008 has paid $850 for rent and $70 for telephone service.









                         [Intentionally left blank]




                                      42


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

There are none.

EXPERTS

The financial statements of Lincoln Floorplanning Co., Inc for the period from inception, September 25, 2007, through December 31, 2007, included elsewhere in this Registration Statement have been audited by Berman Hopkins Wright & LaHam, CPAs and Associates, LLP, independent registered public accounting firm, as stated in its report appearing herein, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.


SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LINCOLN FLOORPLANNING CO., INC.


By:  /s/Timothy L. Kuker                  Dated:  April 17, 2009
     Timothy L. Kuker,
     Chief Executive Officer

                                      43

OFFICERS CERTIFICATES

PURSUANT TO SECTION 302

I, Timothy L. Kuker, certify that:

1. I have reviewed this annual report on Form 10 for the twelve months ended December 31, 2008 and from inception (September 25, 2007) through December 31, 2008 of Lincoln Floorplanning Co., Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrants other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15 (e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrants disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered

                                      44

by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrants internal control over financial reporting that occurred during the registrans most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrants internal control over financial reporting; and

5. The registrants other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrants auditors and the audit committee of the registrants board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrants ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrants internal control over financial reporting.

Date:  April 17, 2009

By:  /s/ Timothy L. Kuker
     Timothy L. Kuker
     President (CEO)





                                      45

I, Steven G. Salmond, certify that:

1. I have reviewed this annual report on Form 10 for the twelve months ended December 31, 2008 and from inception (September 25, 2007) through December 31, 2008 of Lincoln Floorplanning Co., Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrants other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15 (e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrants disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

                                      46

(d) Disclosed in this report any change in the registrants internal control over financial reporting that occurred during the registrans most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrants internal control over financial reporting; and

5. The registrants other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrants auditors and the audit committee of the registrants board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrants ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrants internal control over financial reporting.

Date: April 17, 2009

By:  /s/ Steven G. Salmond
     Steven G. Salmond
     Treasurer (CFO)






                                      47

                         CERTIFICATION PURSUANT TO
                          18 U.S.C. SECTION 1350
                          AS ADOPTED PURSUANT TO
                SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Lincoln Floorplanning Co., Inc. (the Company) on Form 10 for the twelve months ended December 31, 2008 and from inception (September 25, 2007) through December 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the Report), the undersigned, in the capacities and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date:   April 17, 2009

By:  /s/ Timothy L. Kuker
     Timothy L. Kuker
     President (CEO)

A signed original of this written statement required by Section 906, or other document authentications, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Lincoln Floorplanning Co., Inc. and will be retained by Lincoln Floorplanning Co., Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

                                      48

In connection with the Annual Report of Lincoln Floorplanning Co., Inc. (the Company) on Form 10 for the twelve months ended December 31, 2008 and from inception (September 25, 2007) through December 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the Report), the undersigned, in the capacities and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date:  April 17, 2009

By:  /s/ Steven G. Salmond
     Steven G. Salmond
     Treasurer (CFO)

A signed original of this written statement required by Section 906, or other document authentications, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Lincoln Floorplanning Co., Inc. and will be retained by Lincoln Floorplanning Co., Inc. and furnished to the Securities and Exchange Commission or its staff upon request.


                                      49




                                                   EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 17, 2009 with respect to the financial statements of Lincoln Floorplanning Co., Inc for the period from inception, September 25, 2007, through December 31, 2008 included herein and to the reference to our firm under the heading of Experts in the registration statement.

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP

Winter Park, Florida
April 17, 2009











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                                                           Exhibit-3.(i)

                        AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION
                             OF
                  LINCOLN FLOORPLANNING CO., INC.

                ARTICLE I.  NAME

The name of the corporation shall be LINCOLN FLOORPLANNING CO., INC.

                ARTICLE II.  NATURE OF BUSINESS
This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Nevada or any other state, country, territory, or nation.

                ARTICLE III.  CAPITAL STOCK
The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 100 million shares of common stock having a par value of .001 per share.

                ARTICLE IV.  TERM OF EXISTENCE
This corporation is to exist perpetually.

                ARTICLE V. LIABILITY OF DIRECTORS AND OFFICERS The directors of this corporation are not personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. However, such limitation of liability does not eliminate or limit the liability of a director or officer for: (a) Acts or omissions which involve intentional misconduct, fraud or violation of the law or,
(b)   the payment of dividends in violation of NRS 78.30.





                                      51
                                                          Exhibit-3.(ii)
           BYLAWS OF LINCOLN FLOORPLANNING CO., INC.
               ARTICLE I  MEETINGS OF SHAREHOLDERS

Section 1 Annual Meeting. The annual shareholder meeting of this corporation shall be held on the second Saturday of January of each year or at such other time and place designated by the Board of Directors of the corporation provided that if said day falls on a legal holiday, then the meeting will be held on the first business day thereafter. Business transacted at said meeting will include the election of directors of the corporation.

Section 2   Special Meetings.   Special meetings of the shareholders will be
held when directed by the President, Board of Directors, or the holders of not less than 10 percent of all of the shares entitled to vote at the meeting. A meeting requested by shareholders of the corporation will be called for a date not less than 10 nor more than 60 days after the request is made, unless the shareholders requesting the meeting designate a later date. The call for the meeting will be issued by the Secretary, unless the President, Board of Directors, or shareholders requesting the meeting will designate another person to do so.

Section 3   Place.   Meetings of shareholders will be held at the principal
place of business of the corporation or at such other place as is designated by the Board of Directors.

Section 4 Notice. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose(s) for which said special meeting is called, will be delivered not less than 10 nor more than 60 days before the meeting, either personally or by first class mail, by or at the direction of the President, the Secretary or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting.
If mailed, such notice will be deemed to be delivered when deposited in the United States mail and addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

Section 5   Notice of Adjourned Meeting.   When a meeting is adjourned to
another time or place, it will not be necessary to give any notice of the adjourned meeting provided that the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At such an adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If, however, after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given on the new record date as provided in this Article to each shareholder of record entitled to vote at such meeting.

Section 6   Shareholder Quorum and Voting.   Fifty-one (51) percent of the
shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders. If a quorum, as herein defined, is present, the affirmative vote of 51% of the shares represented at the meeting and entitled to vote on the subject matter thereof will be the act of the shareholders unless otherwise provided by law.

Section 7   Voting of Shares.   Each outstanding share will be entitled to one
vote on each matter submitted to a vote at a meeting of shareholders.

Section 8   Proxies.   A shareholder may vote either in person or by proxy
provided that any and all proxies are executed in writing by the shareholder or his duly authorized attorney-in- fact. No proxy will be valid after the duration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

Section 9   Action by Shareholders Without a Meeting.   Any action required or
permitted by law, these bylaws, or the Articles of Incorporation of this corporation to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, provided that a written consent is filed setting forth the action so taken, and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, as provided by law.

ARTICLE II   DIRECTORS

Section 1   Function.   All corporate powers, business, and affairs will be
exercised, managed and directed under the authority of the Board of Directors.

Section 2   The directors may or may not be shareholders of this corporation.

Section 3   Compensation of Directors.   Stockholders will have the authority
to fix the compensation for directors of this corporation.

Section 4   Presumption of Assent.   A director of the corporation who is
present at a meeting of the Board of Directors at which action on any corporate matter is taken will be presumed to have assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Section 5   Number.   This corporation will not have less than one nor more
than eleven directors.

Section 6   Election and Term.   Each person named in the Articles of
Incorporation as a member of the initial Board of Directors will hold office until his successor will have been qualified and elected at the first annual meeting of shareholders, or until said director's earlier resignation, removal from office or death. Except that the Incorporator may name the initial Board of Directors. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders will elect directors to hold office until the next annual meeting. Each director will hold office for a term for which he is elected until his successor will have been qualified and elected, his prior resignation, his removal from office or his death.

Section 7   Vacancies.   Any vacancy occurring in the Board of Directors will
be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy will hold office only until the next election of directors by the shareholders.

Section 8   Removal of Directors.   At a meeting of shareholders called
expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of sixty (60) percent of the shares then entitled to vote at an election of directors.

Section 9   Quorum and Voting.   Fifty-one (51) percent of the number of
directors fixed by these bylaws shall constitute a quorum for the transaction of business. The act of fifty-one (51) percent of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors.

Section 10   Executive and Other Committees.   A resolution adopted by sixty
six and two thirds (66 2/3) percent of the Board of Directors, may designate from among its members an executive committee and/or other committee(s) which will have and may exercise all the authority of the Board of Directors to the extent provided in such resolution, except as is provided by law.

Section 11   Place of Meeting.   Special or regular meetings of the Board of
Directors will be held at the Administrative Offices of the Company, or at such other location as may be mutually acceptable to the members attending the meeting.

Section 12   Notice, Time and Call of Meetings.   Regular meetings of the
Board of Directors will be held without notice immediately upon adjournment of the annual meeting. Written notice of the time and place of special meetings of the Board of Directors will be given to each director by either personal delivery, telegram or cablegram at least fifteen (15) days before the meeting or by notice mailed to the director at least fifteen (15) days prior to the meeting.

Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting will constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted nor the purpose of regular or special meetings of the Board of Directors need be specified in the notice or waiver of notice of such meeting. A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting will be given to the directors who were not present at the time of the adjournment.

Meetings of the Board of Directors may be called by the chairman of the board, the president of the corporation or any two directors.

Members of the Board of Directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 13   Action Without a Meeting.   Any action required to be taken at a
meeting of the Board of Directors, or any action which may be taken at a meeting of the Board of Directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of the directors, or all of the members of the committee, as the case may be, is filed in the minutes of the proceedings of the board or of the committee. Such consent will have the same effect as a unanimous vote.

ARTICLE III  OFFICERS

Section 1   Officers.   The officers of this corporation will consist of a
president, a vice president, a secretary and a treasurer, each of whom will be elected by a majority vote of the Board of Directors. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by a majority vote of the Board of Directors from time to time. Any two or more officers may be held by the same person.

Section 2   Duties.   The officers of this corporation will have the following
duties:
The President will be the chief executive officer of the corporation, who generally and actively manages the business and affairs of the corporation subject to the directions of the Board of Directors. He will preside at all meetings of the shareholders and Board of Directors. The Vice President will in the event of the absence or inability of the President to exercise his office become acting president of the organization with all of the rights, privileges and powers as if he had been duly elected president. The Secretary will have custody of, and maintain all of the corporate records except the financial records. Furthermore, he will record the minutes of all meetings of the shareholders and Board of Directors, send all notices of meetings and perform such other duties as may be prescribed by the Board of Directors or the President.
The Treasurer shall retain custody of all corporate funds and financial records, maintain full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of shareholders and whenever else required by the Board of Directors or the President, and perform such other duties as may be prescribed by the Board of Directors or the President.

Section 3   Removal of Officers.   An officer or agent elected or appointed by
a majority vote of the Board of Directors may be removed by a majority vote of the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby. Any vacancy in any office may be filled by the Board of Directors.

ARTICLE IV  STOCK CERTIFICATES

Section 1   Issuance.   Every holder of share(s) in this corporation will be
entitled to have a certificate representing all share(s) to which he is holder. No certificate representing share(s) will be issued until such share(s) is/are fully paid.

Section 2   Form.   Certificates representing share(s) in this corporation will be signed by the President or Vice President and the Secretary or an Assistant Secretary and will be sealed with the seal of this corporation.

Section 3   Transfer of Stock.   The corporation will register a stock
certificate presented for transfer if the certificate is properly endorsed by the holder of record or by his duly authorized agent.

Section 4 Lost, Stolen, or Destroyed Certificates. If the shareholder will claim to have lost or destroyed a stock certificate representing shares issued and recorded by the corporation, a new certificate will be issued upon said shareholder presenting an affidavit claiming the certificate to be lost, stolen or destroyed. At the discretion of the Board of Directors, said shareholder will deposit a bond or other indemnity in such amount and with such sureties, if any, as the board may require.

ARTICLE V  BOOKS AND RECORDS

Section 1   Books and Records.   This corporation will keep accurate and
complete books, records of account, and minutes of the proceedings of all meetings of shareholders, Board of Directors, committees of directors and official correspondence. This corporation will keep, at its registered office and at the office of its attorneys a record of all shareholders indicating the name, address, shareholder identification numbers and number of shares held by each registered shareholder. Any books, records and minutes may be in written form or in any other form capable of being converted into written form.

Section 2   Shareholders Inspection Rights.   Any person who has been or
presently is a holder of record of shares or of voting trust certificates, at least six months immediately preceding his demand to examine Company records may, upon written demand stating the purpose thereof, have the right to examine and to make extracts in person or by agent or attorney, at any reasonable time(s), for any proper purpose, the corporation's relevant books, records of accounts, minutes and records of shareholders.

Section 3   Financial Information.   Not later than four months after the
close of each fiscal year, this corporation will prepare a balance sheet showing the financial condition of the corporation at the close of the fiscal year, and a profit and loss statement showing the results of the operations of the corporation during the fiscal year. Upon written request of any shareholder or holder of voting trust certificates for shares, the corporation will mail to that shareholder or holder of voting trust certificates a copy of the most recent balance sheet and profit and loss statement. The balance sheet and profit and loss statement will be filed in the registered office of the corporation in this state, will be kept for at least five years, and will be subject to inspection during business hours by any shareholder or holder of voting trust certificates, in person or by agent.

ARTICLE VI  DIVIDENDS

The Board of Directors of this corporation may, from time to time, declare dividends on its shares in cash, property or its own shares, except when the corporation is insolvent or when the payment thereof would render the corporation insolvent, subject to the provisions of the Nevada Statutes.

ARTICLE VII CORPORATE SEAL

The Board of Directors will provide a corporate seal which will be in circular form embossing in nature and stating "Corporate Seal", "Nevada", year of incorporation and the name of said corporation.

ARTICLE VIII  AMENDMENT

These bylaws may be altered, amended or repealed; and altered, amended or new bylaws may be adopted by a sixty six and two thirds (66 2/3) percent of the stockholders at a meeting at which at least fifty-one (51) percent of the stockholders are present.

January 31, 2008

By:  /s/ Richard R. Cook
     _______________________
     Richard R. Cook
     Corporate Secretary